EXHIBIT (23)

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Valley National Bancorp:

We consent to incorporation by reference in the registration statements No. 33-52809, No. 33-61547 and No. 33-56933 on Forms S-8 of Valley National Bancorp of our report dated January 21, 1998 relating to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, change in shareholders' equity, and cash flows for each of th years in the three-year period ended December 31, 1996, which report appears in the December 31, 1997 annual report on Form 10-K of Valley National Bancorp.

                                             /S/ KPMG Peat Marwick LLP

Short Hills, New Jersey
February 27, 1998